Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30,  2017

CSWC Reports Pre-Tax Net Investment Income of $0.25 Per Share and Net Asset Value of $18.26 Per Share

Dallas, Texas – November 6, 2017  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed Business Development Company, today announced its financial results for the second fiscal quarter ended September 30,  2017.

Second Quarter Fiscal Year 2018 Financial Highlights

•	Total Investment Portfolio increased to $321.9 million during the quarter
o	No investments currently on non-accrual
o	Total Credit Portfolio increased to $187.3 million during the quarter
o	$28.1 million in new committed credit investments
o	$17.1 million in prepayments and amortization on credit investments
o	Total CSWC investment in I-45 SLF - $67.4 million
o	I-45 SLF portfolio increased to $223.8 million during the quarter
o	$28.3 million in new committed credit investments
o	$14.2 million in prepayments and amortization on credit investments
o	I-45 SLF portfolio consists of 46 issuers: 94% 1st Lien Debt and 6% 2nd Lien Debt
o	Total Equity Portfolio, excluding investment in I-45 SLF, increased to $67.1 million during the quarter
o	$4.4 million in new equity investments during the quarter, consisting of co-investments alongside two new credit investments
•	Pre-Tax Net Investment Income of $4.1 million, or $0.25 per weighted average diluted share
•	Declared and Paid Quarterly Dividend of $0.24 per share
•	Net Realized and Unrealized Gains on Investments: $4.7 million
•	Total Cash and Cash Equivalents: $33.3 million
•	Total Net Assets: $292.5 million
•	Net Asset Value per Share: $18.26
•	Weighted Average Yield on Debt Investments: 10.71%
•	Weighted Average Yield on all Portfolio Investments: 10.65%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We are pleased with the further progress we made this quarter towards building a fully-invested credit portfolio.  Deal flow in the Lower Middle Market was strong during the quarter, with several deals in late stage diligence and documentation carrying over into the current quarter.  Heavy prepayments continue in the Upper Middle Market with value on new deals in the Upper Middle Market increasingly difficult to find.  Our portfolio evolution continues with an increasing portion being represented by first lien senior secured loans to Lower Middle Market companies.  Finally, with our shelf registration now effective, we are able to consider capital markets alternatives as we design our capitalization strategy going forward.”

Second Quarter Fiscal Year Portfolio and Investment Activities

During the quarter ended September 30,  2017, the Company originated two new investments totaling $32.5 million. New investment transactions which occurred during the quarter ended September 30,  2017 are summarized as follows:

Zenfolio Inc., $13.5 million 1st Lien Senior Secured Debt, $1.9 million in Common Stock, $2.5 million Delayed Draw Term Loan, $2.0 million Revolving Loan: Zenfolio Inc. is a SaaS platform for professional and amateur photographers.

Alliance Sports Group, L.P., $10.1 million Senior Subordinated Debt, $2.5 million membership interest:  Alliance Sports Group, through its robust sourcing and distribution platform, designs, sources, sells, and distributes a broad range of branded consumer products through unique point of purchase displays.

During the quarter ended September 30,  2017, the Company received full prepayments on three investments totaling $16.1 million. The Company received a full prepayment on the following investments:

Winzer Corporation, Senior Subordinated Debt: Proceeds of $8.1 million, resulting in an IRR of 12.7%.

Water Pik, Inc.,  2nd Lien Senior Secured Debt: Proceeds of $4.3 million, resulting in an IRR of 12.1%.

Cast and Crew Payroll, LLC,  2nd Lien Senior Secured Debt:  Proceeds of $3.7 million, resulting in an IRR of 9.8%.

Second Fiscal Quarter 2018 Operating Results

For the quarter ended September 30, 2017, Capital Southwest reported total investment income of $8.5 million, compared to $7.7 million in the prior quarter.  Interest income grew by $0.8 million over the prior quarter, driven by net portfolio growth.

For the quarter ended September 30, 2017, total operating expenses (excluding tax and interest expense) were $3.5 million, compared to $3.4 million in the prior quarter.  The increase in operating expenses was due to an increase in non-recurring employee recruitment expenses, due to the hiring of a new Principal on the investment team.

For the quarter ended September 30, 2017, total interest expense was  $0.9 million, compared to $0.7 million in the prior quarter. The increase in interest expense was due to increased average debt outstanding on the revolving credit facility during the quarter.

For the quarter ended September 30, 2017, total pre-tax net investment income was $4.1 million, compared to $3.6 million in the prior quarter.

For the quarter ended September 30, 2017, we incurred tax expense of $0.1 million, which remained flat compared to the prior quarter.

During the quarter ended September 30, 2017, Capital Southwest recorded total realized and unrealized gains on investments of $4.7 million, compared to $2.0 million in the prior quarter, primarily driven by strong portfolio company performance.  The net increase in net assets resulting from operations was $8.6 million for the quarter, compared to $5.4 million in the prior quarter.

The Company’s net asset value, or NAV, at September 30, 2017 was $18.26 per share, compared to $17.96 at June 30, 2017.  The increase in NAV from the prior quarter is primarily due to an increase in net realized and unrealized gains in the current quarter.

Liquidity and Capital Resources

At September 30, 2017, Capital Southwest had unrestricted cash and money market balances of approximately $33.3 million.

In August 2016, the Company entered into a credit facility to provide additional liquidity to support its investment and operational activities, which included total commitments of $100 million, with an accordion for an additional $50 million, from a group of five bank lenders.  In August 2017, Capital Southwest increased the total commitments by $15 million to $115 million total, adding an additional lender using the accordion feature. The credit facility is scheduled to mature on August 30, 2020. As of September 30,  2017, Capital Southwest had $56 million in borrowings outstanding under the credit facility. Regulatory leverage at the end of the quarter was 0.2 to 1.

Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of September 30, 2017, I-45 SLF had $139 million in borrowings outstanding under its credit facility.  During the quarter, the Company amended the Deutsche Bank credit facility to lower the spread, extend the tenor, and modestly enhance the advance rates.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock at prices significantly below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of September 30, 2017, no shares had been purchased under the plan.

Second Quarter 2018 Earnings Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, November 7, 2017, at 11:00 a.m. Eastern Time to discuss the second quarter 2018 financial results.  You may access the call by dialing 1-866-502-8274 and using the Conference ID 96686873 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using https://edge.media-server.com/m6/p/h2ri2jhw.

A telephonic replay will be available through November 14, 2017 by dialing 1-855-859-2056 and using the Conference ID 96686873.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended September 30, 2017 to be filed with the Securities and Exchange Commission and Capital Southwest’s Second Fiscal Quarter 2018 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based,  internally managed Business Development Company, with approximately $293 million in net assets as of September 30, 2017. Capital Southwest is a middle-market lending firm focused on supporting the acquisition and growth of middle market businesses. Capital Southwest makes investments ranging from $5 to $20 million in securities across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will, “ “may,” “could,” “believe, ““expect“ and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829